UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

APRIL 7, 2017
Date of Report (Date of earliest event reported)

MESA LABORATORIES, INC.
(Exact name of registrant as specified in its charter)

Commission File Number: 0-11740

COLORADO (State or other jurisdiction of incorporation)	84-0872291 (I.R.S. Employer Identification No.)

12100 WEST SIXTH AVENUE, LAKEWOOD, COLORADO (Address of principal executive offices)	80228 (Zip Code)

Registrant’s telephone number, including area code: (303) 987-8000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_|	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_|	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

On April 7th, 2017, Mesa Laboratories, Inc. (the “Company” or “Mesa”) modified its existing employment agreements with its President and Chief Executive Officer (John J. Sullivan), Vice President and Chief Financial Officer (John V. Sakys) and its Vice President and Chief Marketing Officer (Glenn E. Adriance). In addition, the Company entered into an employment agreement with its Chief Operating Officer (Gary M. Owens). The employment agreements reconfirm each executive’s annual base salary, right to participate in the Company’s annual executive cash bonus plan and right to participate in the Company’s stock option plan, of which details have been disclosed in previous reports on Form 10-K and 8-K. In the case of John J. Sullivan, effective April 3, 2017 his annual salary has been modified to $12,000 and he will no longer participate in the annual executive cash bonus plan. As compensation for the reduction of his annual salary, Mr. Sullivan was granted 15,000 stock options which are exercisable at $122.66, vesting over five years and have a life of six years. The annual compensation expense to be recognized by the Company related to this stock option grant will be approximately $115,000 per year over five years.

The employment agreements also provide that in the case of an involuntary termination of the executive without cause or for good reason (as defined), salary continuation benefits of one year annual salary (payable over a 12 month period), a prorated payment under the then current cash incentive plan equal to the amount the executive would have earned based on the actual performance of the Company for the relevant fiscal year had the executive’s employment not terminated and continuation of Company provided health benefits for one year. In the case of an involuntary termination without cause or for good reason that occurs immediately prior to or within two years following a change of control (as defined), the salary continuation benefits, payments under the then current cash incentive plan equal to the greater of the executive’s annual maximum cash incentive for the fiscal year in which the executive’s termination occurs or the executive’s annual maximum cash incentive payment for the fiscal year immediately preceding the fiscal year in which the executive’s termination occurs and Company provided health benefits shall continue for two years.

In the case of an involuntary termination of the executive without cause or for good reason, the vesting and other terms of all unvested equity awards will be at the discretion of the Board of Directors, while the terms, conditions and restriction of the original grant and respective equity plans for vest equity awards shall remain, provided however, that in the case of stock options, the executive may exercise vested options at any time; (1) within one month after such termination in the case of options granted prior to March 31, 2017; and (2) prior to the natural termination date as stated in the original grant in the case of options granted after March 31, 2017. In the case of an involuntary termination without cause of for good reason immediately prior to or within two years following a change of control, all unvested equity awards will immediately become 100 percent vested, while all other terms, conditions and restrictions of the original grant and the respective equity plan for both vested and unvested equity awards shall remain, including the period during which equity awards may be exercisable.

All four of the employment agreements follow the same form (other than the employment agreement Gary Owens provides that if the executive is terminated for good cause (as defined), all unvested restricted stock grants as of the termination date shall become immediately vested and 60 percent of all unvested stock option awards as of the termination date will become immediately vested and their termination dates, if any, shall be the earlier of the award’s original termination date or five years following the termination date) and are for an indefinite term unless terminated sooner.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits:

10.1	Form of employment agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE: April 11, 2017	Mesa Laboratories, Inc. ( Registrant)

/s/ John J. Sullivan
BY: John J. Sullivan,
President and Chief Executive Officer